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www.avinc.com ▪ NASDAQ: AVAV

Press Release

AeroVironment, Inc. Announces Fiscal 2008 Fourth Quarter and Fiscal Year End Financial Results

MONROVIA, CA, June 24, 2008 — AeroVironment, Inc. (AV) (NASDAQ: AVAV) today reported financial results for its fourth quarter and fiscal year ended April 30, 2008.

“We completed our second fiscal year-end as a public company and once again achieved our financial objectives, generating revenue growth of 24% and an operating margin of 13%.  This places us within both our fiscal 2008 revenue guidance range of 20% to 25%, and our operating margin guidance range of 12% to 14%,” said Tim Conver, chairman and chief executive officer of AV.  “Strength in the demand for our unmanned aircraft systems and their support drove growth over last year as our systems became increasingly embedded into the way our customers operate.  Our record fourth quarter performance was an indicator of the demand for our solutions and the ability of our team to execute successfully.”

Fourth Quarter Highlights: • Revenue of $64.3 million • Operating margin of 14% • Earnings per diluted share of $0.30	Full Fiscal Year Highlights: • Revenue of $215.7 million • Operating margin of 13% • Earnings per diluted share of $1.00

FISCAL 2008 FOURTH QUARTER RESULTS
Revenue for the fourth quarter of fiscal 2008 was $64.3 million, an increase of 27% over fourth quarter fiscal 2007 revenue of $50.7 million. The increase in revenue was a result of increased sales in our Unmanned Aircraft Systems (UAS) segment of $11.1 million, PosiCharge Systems segment of $1.2 million and in our Energy Technology Center segment of $1.3 million.

Income from operations for the fourth quarter of fiscal 2008 was $9.1 million, up $1.6 million from fourth quarter fiscal 2007 income from operations of $7.5 million. The growth in income from operations was caused by increased gross margin of $3.8 million partially offset by higher selling, general and administrative (SG&A) expense of $2.2 million.

Net income for the fourth quarter of fiscal 2008 was $6.4 million, an increase of $0.8 million over fourth quarter fiscal 2007 net income of $5.6 million.  Earnings per share for the fourth quarter of fiscal 2008 was $0.30 per diluted share, an increase of $0.03 per diluted share over fourth quarter fiscal 2007 earnings of $0.27 per diluted share.

FULL YEAR RESULTS
Revenue for fiscal 2008 was $215.7 million, an increase of 24% over revenue of $173.7 million for fiscal 2007. The increase in revenue was caused by higher sales in our UAS segment of $40.1 million, PosiCharge Systems segment of $1.0 million, and Energy Technology Center segment of $0.9 million.

Income from operations for fiscal 2008 was $28.4 million, down 7% from income from operations of $30.5 million for fiscal 2007. The decrease in income from operations was caused by higher SG&A expense of $9.6 million and higher R&D expense of $2.5 million partially offset by increased gross margin of $10.0 million.

Net income for fiscal 2008 was $21.4 million, an increase of 3%, over net income of $20.7 million for fiscal 2007.  Earnings per share for fiscal 2008 was $1.00 per diluted share, a decrease of $0.22 per diluted share over fiscal 2007 earnings of $1.22 per diluted share.

BACKLOG
As of April 30, 2008, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $82.0 million compared to $60.9 million as of April 30, 2007.

FISCAL 2009 — OUTLOOK FOR THE FULL YEAR
For fiscal year 2009 the Company expects to achieve revenue growth of between 20% and 25% over fiscal year 2008, with an operating income margin of between 12% and 14%. The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the demand for our products and services, activities of competitors and changes in the regulatory environment. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL
In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, June 24, 2008, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Stephen C. Wright, chief financial officer, and Steven A. Gitlin, director of investor relations, will host the call.

4:30 PM ET
3:30 PM CT
2:30 PM MT
1:30 PM PT

Investors may dial into the call at (877) 397-0291 (U.S.) or (719) 325-4896 (international) five to ten minutes prior to the start time to allow for registration.

Investors with access to the Internet may access the conference call live over the Internet at the Investor Relations section of the AeroVironment, Inc. website, http://investor.avinc.com.  Please allow fifteen minutes prior to the call to download and install any necessary audio software.  An audio replay of the event will be archived on the Investor Relations page of the Company’s web site, at http://investor.avinc.com.

A digital replay of the call will be available on Tuesday, June 24 at approximately 4:30 p.m. Pacific Time through Tuesday, July 1 at 9:00 p.m. Pacific Time.  Dial (888) 203-1112 and enter the passcode 8411674.  International callers should dial (719) 457-0820 and enter the same passcode number to access the digital replay.

About AeroVironment, Inc. (AV)
Building on a history of technological innovation, AV designs, develops, produces, and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and efficient electric energy systems. The Company’s small UAS are used extensively by agencies of the U.S. Department of Defense and increasingly by allied military forces to deliver real-time reconnaissance, surveillance, and target acquisition to tactical operating units. AV’s PosiCharge ® fast charge systems eliminate battery changing for electric industrial vehicles in factories, airports, and distribution centers. For more information about AV, please visit www.avinc.com.

FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the supply and/or demand and/or prices for our products; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.
- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Income

(In thousands except share and per share data)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2008	2007	2008	2007
Revenue:
Product sales	$39,401	$28,935	$123,074	$116,361
Contract services	24,905	21,765	92,672	57,360
	64,306	50,700	215,746	173,721
Cost of sales:
Product sales	24,937	17,184	73,424	67,410
Contract services	16,419	14,426	63,775	37,829
	41,356	31,610	137,199	105,239
Gross margin	22,950	19,090	78,547	68,482
Selling, general and administrative	9,147	6,950	33,662	24,041
Research and development	4,675	4,679	16,441	13,940
Income from operations	9,128	7,461	28,444	30,501
Other income (expense)
Interest income	662	1,187	3,796	1,707
Interest expense	---	(6)	(1)	(6)
Income before income taxes	9,790	8,642	32,239	32,202
Provision for income taxes	3,377	3,072	10,853	11,484
Net income	$6,413	$5,570	$21,386	$20,718

Earnings per share data:
Net income
Basic	$0.32	$0.30	$1.08	$1.39
Diluted	$0.30	$0.27	$1.00	$1.22

Weighted average shares outstanding:
Basic	20,331,877	18,875,957	19,766,881	14,946,502
Diluted	21,558,363	21,004,465	21,372,405	16,992,012

Selected Consolidated Balance Sheet Information

(in thousands)

Selected Consolidated Balance Sheet Information

	April 30, 2008	April 30, 2007

Cash and cash equivalents	$105,064	$20,920
Investments	13,375	88,325
Accounts receivable, net	29,788	7,691
Unbilled receivables and retentions	20,590	26,494
Inventory, net	15,923	14,015
Total assets	202,779	168,177
Stockholders’ equity	169,740	136,423
Shares issued and outstanding	20,614,044	18,875,957

Reportable segment results are as follows (in thousands):

	For the Three		For the Twelve
	Months Ended		Months Ended
	April 30,	April 30,	April 30,	April 30,
	2008	2007	2008	2007
Revenue
UAS	$55,976	$44,917	$186,615	$146,538
PosiCharge Systems	3,908	2,686	18,613	17,575
Energy Technology Center	4,422	3,097	10,518	9,608
Total	64,306	50,700	215,746	173,721
Gross margin
UAS	20,108	17,109	68,598	57,591
PosiCharge Systems	739	417	5,464	6,096
Energy Technology Center	2,103	1,564	4,485	4,795
Total	$22,950	$19,090	$78,547	$68,482

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Contact:
Steven Gitlin
Director of Investor Relations
AeroVironment, Inc
+1 (626) 357-9983
ir@avinc.com